Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File numbers 333-264768, 333-283242, and 333-285669) and Form S-8 (File number 333-256279) of Red Cat Holdings, Inc. (the “Company”) of our report dated March 31, 2025, relating to the financial statements of the Company, which appear in this Form 10-K.

/s/ dbbmckennon

Newport Beach, California

March 31, 2025